WELLSFORD REAL PROPERTIES, INC. and

                       WELLSFORD CAPITAL CORPORATION,


                                  as Seller


                                     and


            WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP VII,


                                as Purchaser






                         Purchase and Sale Agreement




                      Dated as of:  September 18, 1997

                              TABLE OF CONTENTS



Articles                                                                 Page

1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-2-

2.   Agreement to Sell and Purchase. . . . . . . . . . . . . . . . . . . .-3-

3.   Purchase Price and Payment. . . . . . . . . . . . . . . . . . . . . .-3-

4.   Representations and Warranties. . . . . . . . . . . . . . . . . . . .-4-

5.   The Closing; Closing Deliveries . . . . . . . . . . . . . . . . . . .-8-

6.   Conditions to Seller's Obligation
     to Close Title. . . . . . . . . . . . . . . . . . . . . . . . . . . -20-

7.   Conditions to Purchaser's
     Obligation to Close Title.. . . . . . . . . . . . . . . . . . . . . -21-

8.   Damage or Destruction by Fire
     or Other Casualty; Condemnation . . . . . . . . . . . . . . . . . . -24-

9.   Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . . -26-

10.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -27-

11.  Payment of Expenses . . . . . . . . . . . . . . . . . . . . . . . . -28-

12.  Access. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -28-

13.  Gender and Number . . . . . . . . . . . . . . . . . . . . . . . . . -29-

14.  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . -29-

15.  Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -29-

16.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-

17.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-

18.  Exculpation . . . . . . . . . . . . . . . . . . . . . . . . . . . . -30-

19.  Limitations on Liability. . . . . . . . . . . . . . . . . . . . . . -31-






Exhibits

Exhibit A-1  --  The Properties
Exhibit A-2  --  Ground Leases
Exhibit A-3  --  Allocation Schedule
Exhibit B    --  Assignment and Assumption of Ground
                 Leases
Exhibit C    --  Bill of Sale
Exhibit D    --  Assignment of Contracts, Intangible
                 Personal Property and Utility Deposits
Exhibit E    --  Assignment and Assumption of Leases
Exhibit F    --  Form of Termination Letter
Exhibit G    --  Assignment of BPC Litigation

                         PURCHASE AND SALE AGREEMENT


          THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 18th day of September, 1997 by and between WELLSFORD REAL PROPERTIES, INC., a Maryland corporation ("WRP"), WELLSFORD CAPITAL CORPORATION, a Maryland corporation ("WCC"; WRP and WCC being collectively referred to as "Seller") and WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP VII, a Delaware limited partnership ("Purchaser").

                            W I T N E S S E T H:


          WHEREAS, immediately prior hereto Seller has entered into an Agreement and Plan of Merger among Value Property Trust, a Maryland real estate investment trust ("VPT"), WRP and Seller (the "Merger Agreement") pursuant to which WCC will be merged with and into VPT and VPT shall be the successor corporation in such merger in accordance with the terms of such Merger Agreement (the "Merger");
          WHEREAS, Purchaser is desirous of acquiring certain assets currently owned by VPT and certain wholly owned subsidiaries of VPT (collectively, the "VPT Parties"), which assets are comprised of certain properties owned in Fee Simple (the "Fee Interests") and certain leasehold estates (collectively, the "Leasehold Interests" and individually a "Leasehold Interest") more particularly described in Exhibit A-1 attached hereto and made a part hereof (any or all of such parcels, as the context may require, the "Land"), together with the buildings and improvements situated thereon (the "Improvements") (the Land and the Improvements, with respect to each parcel, collectively, a "Property," and with respect to all such parcels, collectively, the "Properties");
          WHEREAS, the ground leases creating the Leasehold Interests each as amended to date (as so amended, collectively, the "Ground Leases") are more particularly described in Exhibit A-2 annexed hereto and made a part hereof;
          WHEREAS, in connection with the consummation of the Merger, Seller desires to sell and Purchaser desires to purchase, the Fee Interests, the Leasehold Interests and the Properties (collectively, the "Assets"), upon and subject to the terms of this Agreement;
          NOW, THEREFORE, in consideration of the respective agreements, covenants, representations, warranties and conditions contained in this Agreement, and for other good and valuable consideration, the parties hereto agree as follows:
          1. Definitions. All capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. References in this Agreement to the Merger Agreement shall mean the Merger Agreement as in effect on the date hereof and without giving regard to any amendments, modifications or waivers relating to the Merger Agreement entered into or effective after the date of this Agreement unless otherwise agreed by the Seller and Purchaser.
          2.   Agreement to Sell and Purchase.
          Subject to the terms and conditions contained in this Agreement, Seller agrees to sell, convey and assign or cause to be sold, conveyed and assigned to Purchaser, and Purchaser agrees to purchase and accept from Seller (or the applicable Transferor (as defined in Section 5.2.4), the following (collectively, the "Premises"): (i) the Assets; (ii) all right, title and interest, if any, of each Transferor in and to all articles of personal property, tangible and intangible, attached to or used in connection with the Properties, other than personal property of independent contractors, tenants and public utilities (the "Personal Property"); (iii) all right, title and interest, if any, of each such party in and to all assignable guaranties, permits and warranties in connection with the construction, operation, improvement, alteration or repair of the Improvements or in connection with the purchase, operation or repair of the Personal Property (the "Intangible Personal Property"); and (iv) all right, title and interest, if any, of each Transferor in and to any land lying in the bed of any public street, road or avenue, opened or proposed, in front of or adjoining the Property, to the center line thereof, together with all of each such Transferor's title and interest in and to all easements, fixtures and improvements appurtenant thereto.
          3.   Purchase Price and Payment.
               3.1. The aggregate purchase price (the "Purchase Price") for the Premises shall be Sixty-Five Million Dollars ($65,000,000.00), which Purchase Price shall be allocated in accordance with Exhibit A-3 attached hereto and made a part hereof. Except for those liabilities and obligations that Purchaser accepts as provided in this Agreement, Purchaser is not assuming any of the debts, liabilities or other obligations of, or claims against, Seller of any kind or nature, whether direct or contingent and whether known or unknown.
               3.2. The Purchase Price shall be paid by Purchaser to Seller and/or its designee(s) by wire transfer of immediately available federal funds on the Closing to an account or accounts designated by Seller by notice to Purchaser not less than one (1) business day prior to the Closing.
               3.3. If Purchaser is unable to acquire the Premises by reason of an event giving rise to payment of a Termination Fee under Section 11.3 of the Merger Agreement and Seller shall receive a Termination Fee and/or other compensation pursuant to Section 11.3 of the Merger Agreement, Seller shall promptly pay to Purchaser one-half of such amount received by Seller. The provisions of this Section 3.3 shall survive the termination of this Agreement.
          ^
   Representations and Warranties.
               4.1. Seller hereby represents and warrants to Purchaser that as of the date hereof and as of the Closing:
                    4.1.1 Seller is a corporation duly organized and validly existing in good standing under the laws of the State of Maryland and is qualified to do business wherever such qualification is required by the laws of the jurisdictions where Seller transacts business or where the character of the properties owned or leased by it makes such qualifications necessary, except where the failure to be so qualified would not have a material adverse effect on Seller's ability to perform its obligations hereunder. Seller has full corporate power and authority to enter into this Agreement, and except as expressly set forth herein, or in the Merger Agreement, no consents of any third party are required to execute and deliver this Agreement, the instruments referred to herein and/or to fully perform its obligations hereunder;
                    4.1.2 the signatory hereto on behalf of Seller has full corporate power and authority to bind Seller and all requisite actions necessary to authorize Seller to execute and deliver this Agreement and perform its obligations hereunder have been taken;
                    4.1.3 the execution and delivery of this Agreement and the instruments contemplated by this Agreement, the consummation of the transactions provided for herein and in such instruments, and the fulfillment of the terms hereof will not conflict with, or result in a breach of, any of the terms or provisions of, or constitute a default or an acceleration under,
 Seller's organizational documents, any agreement to which Seller is a party or by which Seller, or to the best of Seller's knowledge, any of the Properties is bound (other than the Merger Agreement), or any judgment, writ, trust, decree or order of any court or governmental body, or any law, rule or regulation applicable to Seller, or to the best of Seller's knowledge, any of the Properties, which breach, default or acceleration would have a material adverse effect on the Seller's ability to perform its obligations hereunder or to the best of Seller's knowledge, violate any restriction, requirement, covenant or condition to which any part of the Properties is bound;
                    4.1.4  Seller is not a "foreign person" as defined in
Section 1445(f)(3) of the Internal Revenue Code;
                    4.1.5 Seller is solvent, has filed no petition in bankruptcy under any state or Federal bankruptcy laws, has made no assignment for the benefit of creditors and has no knowledge of any pending filing of a petition in bankruptcy, whether voluntary or involuntary, against Seller; and
                    4.1.6 no waivers, consents or approvals from any court, governmental or quasi-governmental authority or other third party (except as otherwise provided in the Merger Agreement) are required with respect to the sale of the Premises to be transferred hereunder.
               4.2. Purchaser hereby represents and warrants to Seller that as of the date hereof and as of the Closing:
                    4.2.1 Purchaser is a limited partnership duly organized and validly existing in good standing under the laws of the State of Delaware. Purchaser has the full power and authority to enter into this Agreement and no consents of any third party are required to execute and deliver the instruments referred to herein and/or to fully perform its obligations hereunder;
                    4.2.2 the signatory hereto on behalf of Purchaser has full power and authority to bind Purchaser and all requisite actions necessary to authorize Purchaser to execute and deliver this Agreement and perform its obligations hereunder have been taken;
                    4.2.3 the execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default or an acceleration under, Purchaser's organizational documents, any agreement to which Purchaser is a party or by which Purchaser is bound, or any judgment, writ, trust, decree or order of any court or governmental body, or any applicable law, rule or regulation, which breach, default or acceleration would have a material adverse effect on Purchaser's ability to perform its obligations hereunder;
                    4.2.4 Purchaser is solvent, has filed no petition in bankruptcy under any state or federal bankruptcy laws, has made no assignment for the benefit of creditors and has no knowledge of any pending filing of a petition in bankruptcy, whether voluntary or involuntary against it;
                    4.2.5 Purchaser will have available to it at the Closing unrestricted funds which it may use in its sole discretion to purchase and pay for the Assets in accordance with the terms of this Agreement; and
               4.3. The representations and warranties contained in this
Article 4 shall not survive and shall terminate as of the Closing.
          5.   The Closing; Closing Deliveries.
               5.1. Subject to the terms and conditions hereof, the closing of the transactions contemplated hereby (the "Closing") will be held immediately following the closing of the Merger at the time, date and location determined in accordance with Section 1.2 of the Merger Agreement.
                    5.1.1 Notwithstanding the provisions of Section 5.1 if the Merger shall not have occurred on or prior to March 10, 1998, Purchaser shall have the option, exercisable by notice to Seller (a "Termination Notice") to terminate this Agreement. If Purchaser shall have delivered a Termination Notice to Seller, this Agreement shall terminate and be of no further force and effect, as of the date (the "Termination Date") that is 10 days after the date of Seller's receipt of the Termination Notice unless the Merger shall have occurred on or prior to the Termination Date.
               5.2. It shall be a condition of Purchaser's obligations hereunder that at the Closing, Seller shall deliver or cause to be delivered the following to Purchaser:
               5.2.1 with respect to the Fee Interests, a quitclaim deed (or a special warranty deed limiting any warranty solely to Seller's or any Transferor's, as the case may be, affirmative acts if such special warranty deed shall be required in the applicable jurisdiction in order for Purchaser to obtain title insurance) in proper statutory form for recording, duly executed and acknowledged by the grantor, so as to convey to Purchaser fee simple title to the applicable Fee Interest, subject only to the Permitted Exceptions described in Section 7.13 of the Merger Agreement (the "Deeds");
                    5.2.2 with respect to the Leasehold Interests, an assignment of all right, title and interest of the tenant thereunder, in the form attached hereto as Exhibit B and in proper form for recording duly executed and acknowledged by the tenant, so as to assign and transfer to Purchaser the Leasehold Interest of such party, subject only to the Permitted Exceptions described in Section 7.13 of the Merger Agreement (the "Lease Assignments") and the written consents of each of the ground lessors of the Ground Leases to the terms and provisions of the Assignment of Lease if such consent is required under the applicable Ground Lease;
                    5.2.3 a bill of sale duly executed by Seller, or the Transferor, as the case may be, evidencing the sale of the Personal Property, substantially in the form attached hereto as Exhibit C;
                    5.2.4 an assignment duly executed by the entity conveying fee simple title or the tenant assigning its Ground Lease, as the case may be (collectively, the "Transferors" and individually a "Transferor"), of all of such party's right, title and interest in and to
(i) all service contracts listed on Section 7.13 of the VPT Disclosure Letter affecting the Properties (the "Service Contracts"), and (ii) all Intangible Personal Property, to the extent assignable, substantially in the form attached hereto as Exhibit D;
                    5.2.5 an assignment duly executed and acknowledged by each Transferor, pursuant to which such party shall assign to Purchaser all of such party's right, title and interest as landlord, in, to and under (i) all space and other occupancy leases of all or any part of the Property owned or leased by such party, including those occupancy leases for the commercial tenants of the Properties which are listed on the Rent Rolls set forth in
Section 7.13 of the VPT Disclosure Letter (collectively, the "Leases") and
(ii) the balance of any unapplied security and similar deposits, if any, made by tenants pursuant to the terms of the Leases as of the Closing, all as more particularly set forth in the form of Assignment and Assumption of Leases attached hereto as Exhibit D. Seller shall deliver or cause to be delivered therewith a check to Purchaser's order in the aggregate amount of any cash security deposits maintained by Seller for the benefit of tenants, including accrued interest, if any, which would be due to tenants if such deposits were withdrawn on the Closing or, at the option of Seller, Seller will allow Purchaser a credit against the Purchase Price in the amount of such deposits. If any security deposits shall be maintained in the form of a letter of credit, Seller (and/or the applicable Transferor) shall cause delivery of all such letters of credit at Closing and an assignment to Purchaser of all of such party's right, title and interest as landlord thereto, and/or shall cooperate with Purchaser to cause the reissuance or endorsement of each such letter of credit for the benefit of Purchaser promptly after the Closing (it being understood that Seller's obligations under this sentence shall survive the Closing);
                    5.2.6 a letter from such Transferor to the manager of each of the Properties in the form attached hereto as Exhibit F, terminating the management agreements relating to each of the Properties, without cost, liability or penalty to Purchaser;
                    5.2.7 executed originals, if in possession of the Seller (or the applicable Transferor, or under the control of Seller or such Transferor), of the following documents, copies of which have been delivered to Purchaser, the receipt of which is hereby acknowledged: (i) the Ground Leases and (ii) all Leases;
                    5.2.8 an affidavit executed on behalf of each Transferor providing each such party's taxpayer identification number and a statement that such party is not a foreign person within the meaning of
Section 1445(f)(3) of the Internal Revenue Code, as amended;
                    5.2.9 the keys to the Properties to the extent in the possession of Seller (or the applicable Transferor, or under the control of Seller or such Transferor) or, if not in such possession and control, a direction in the form attached hereto as Exhibit F to each manager of a Property directing it to deliver keys to the Purchaser;
                    5.2.10 a letter, addressed to each tenant and ground lessor and executed by each Transferor advising of the sale of the Property and of the transfer of security and similar deposits, if any, to Purchaser, directing it to pay rent hereafter due and/or deliver notices to a person and at an address designated by Purchaser and containing such other information as may be required in accordance with applicable law;
                    5.2.11 a direction to each property manager in the form attached hereto as Exhibit F to deliver to Purchaser originals or copies of
(a) all licenses and permits, authorizations and approvals which are currently in force pertaining to the Properties, and (b) all guarantees and warranties which are currently in force in connection with any work or services performed or equipment installed in and to the Improvements;
                    5.2.12 to the extent in Seller's possession (or the possession of the applicable Transferor, or under the control of Seller or such Transferor) the originals or copies of the Service Contracts which are being assigned to Purchaser;
                    5.2.13 to the extent the following exist and are in Seller's possession (or the possession of the applicable Transferor, or under the control of Seller or such Transferor): true, correct and complete copies of operating expense statements, calculations of escalations and tenant leasing files and records relating to the Properties;
                    5.2.14 reasonable evidence of the corporate authority of Seller's signatories;
                    5.2.15 an assignment in the form attached hereto as Exhibit G of all of Seller's and the applicable Transferor's rights in the action entitled Building Profit Corporation v. Borneo International Furniture Corporation, et al., No. LA 221224, Superior Court of California, Riverside County (the "BPC Litigation);
                    5.2.16 an assignment, without recourse, representation or warranty of Seller's or the applicable Transferor's right, title and interest, if any in the "Special Declarant Rights" referred to in the Condominium Declaration for the Six Sentry Parkway Condominium, to the extent such rights are in effect as of the Closing.
                    5.2.17 such reasonable and customary affidavits and other instruments and documents, limited to knowledge as appropriate, as Purchaser's title insurer shall reasonably require in order to issue owner's policies of title insurance in respect of each Property and/or to delete the standard pre-printed exceptions for mechanics' liens attributable to labor, services or materials furnished to the Property and parties in possession other than the tenants under the Leases; and
                    5.2.18 a closing statement between Seller and Purchaser, duly executed by Seller, setting forth the prorations and adjustments to the Purchase Price respecting the Premises to be made pursuant to Sections 5.5 and 5.6.
               5.3. At the Closing, Purchaser will deliver to Seller the following:
                    5.3.1 the Purchase Price as provided in subsection 3.2 hereof;
                    5.3.2 a counterpart of each assignment described in subsection 5.2.2 hereof, duly executed and acknowledged by Purchaser, in which Purchaser assumes and agrees to observe and perform all the obligations arising on and after the Closing of the assignor under the applicable Ground Lease;
                    5.3.3 a counterpart of the assignment described in subsection 5.2.4 hereof, duly executed and acknowledged by Purchaser, in which Purchaser assumes and agrees to observe and perform all of the obligations of Seller (and/or the applicable Transferor's) under the Service Contracts which are being assigned to Purchaser arising on and after the Closing;
                    5.3.4 a counterpart of the assignment described in subsection 5.2.5 hereof, duly executed and acknowledged by Purchaser, in which Purchaser assumes and agrees to observe and perform all of the obligations of Seller (and/or the applicable Transferor's) under the Leases which arise from and after the Closing;
                    5.3.5 reasonable evidence of the authority of Purchaser's signatories;
                    5.3.6 a counterpart of the assignment described in subsection 5.2.15 hereof, duly executed and acknowledged by Purchaser agrees to indemnify and hold Seller and the applicable Transferor harmless from any claim, loss, liability cost and expenses arising out of the BPC Litigation;
                    5.3.7 a counterpart of the Closing Statement between Seller and Purchaser to be delivered under subsection 5.2.18 hereof, duly executed by Purchaser; and
                    5.3.8 all other instruments and documents required to be delivered by Purchaser hereunder. Purchaser shall also make any other payments required by this Agreement to be paid by Purchaser.
               5.4. The following items of expense shall be adjusted as of midnight of the day immediately preceding the Closing:
                       Real estate and personal property taxes with respect to the Assets and the Personal Property. Assessments, if any, for improvements completed prior to the Closing, whether assessment therefor has been levied or not, shall be paid by Seller on the Closing. If the Closing shall occur before the tax rate or assessment is fixed for a Property, for the tax year in which the Closing occurs, the apportionment of taxes for such Property shall be upon the basis of the tax rate or assessment for the next preceding year applied to the latest assessed valuation and Seller and Purchaser shall readjust real estate taxes promptly upon the fixing of the tax rate or assessment for the tax year in which the Closing occurs.
                      Fuel, water and sewer service charges, and charges for gas, electricity, telephone and all other public utilities other than those which tenants are required to pay pursuant to the Leases. If there are meters on a Property measuring the consumption of water, gas or electric current, other than those which tenants are required to pay pursuant to the Leases, Seller shall, prior to the Closing, cause such meters to be read and shall pay promptly all utility bills for which Seller or the applicable Transferor (and not any tenant) is liable upon receipt of statements therefor. Purchaser shall be liable for and shall pay all utility bills for services rendered after the Closing. At or promptly after the Closing, Purchaser shall post such security deposits as are required by the utility companies in order to continue service to the Properties in replacement of the security deposits previously deposited by Seller with such utility companies.
                     Other items customarily apportioned in sales of real property in the jurisdictions in which the Properties are located. If the amount of any of the adjustments described in clauses (i) and (ii) cannot be determined on the Closing, the adjustment therefor shall be made within ten
(10) days after the amount of such adjustment has been determined. In making the adjustments required by clauses (i) through (iii), Seller shall be given credit for all amounts prepaid for any period after the Closing, and Seller shall be charged with any unpaid charges for the period prior to the Closing.
                      The rent and percentage rents payable by tenants under the Leases shall be adjusted, and any such rent prepaid to Seller or any Transferor (including a pro rata portion of the rent paid for the month in which the Closing occurs) shall be paid to Purchaser at Closing. Rent which is due but uncollected as of the Closing shall not be adjusted at the Closing. On the Closing, Seller shall deliver or cause to be delivered to Purchaser a schedule of past due but uncollected rent owed by tenants. Purchaser agrees to cause the amount of such rental arrears to be included in the first bills thereafter submitted by Purchaser to such tenants after the Closing. Any rents collected from a tenant after the Closing who owes delinquent rent as of the Closing shall be applied first to any arrearage owed by such tenant subsequent to the Closing, not exceeding thirty (30) days, next to any rents payable by such tenant for the month in which the Closing occurs (to be apportioned as provided herein), next to any rents payable prior to the Closing, not exceeding thirty (30) days, next to any arrearage owed by such tenant after the Closing in inverse order of maturity, and thereafter to rents payable by such tenant prior to the Closing. Additional rent payments (and estimated additional rent payments) actually paid by tenants prior to Closing attributable to real estate taxes and operating costs shall be adjusted as of the Closing. Additional rent payments (and estimated additional rent payments) attributable to real estate taxes and operating costs to be paid by tenants after the Closing shall be adjusted upon receipt by Purchaser. The adjustments of additional rent payments shall be based upon the number of days in the period for which such payment relates that are before or after the Closing.
                       If any security deposit is in the form of a letter of credit, then Seller shall cooperate with Purchaser in obtaining a replacement letter of credit to be issued and delivered to Purchaser promptly after the Closing upon the same terms and conditions as the original letter of credit. If replacement letters of credit cannot be issued and delivered to Purchaser then Seller shall execute or cause to be executed appropriate transfer documents in the form prescribed by the issuers of the Letter of Credit.
                      If any of the items described in this Section 5.4 cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing or the date such error is discovered, as applicable. Any dispute with respect to adjustments shall not delay or hinder the Closing but shall be resolved by the Seller and Purchaser subsequent to the Closing, or if not resolved by Seller and Purchaser subsequent to the Closing, by a court of competent jurisdiction. The provisions of this Section 5.4 shall survive the Closing.
               5.5. Seller shall pay the cost of all tenant improvement work, tenant allowances, unpaid leasing commissions and other leasing costs (collectively, the "Leasing Costs") required to be paid under Leases executed or in effect on or prior to July 31, 1997 (other than (A) an obligation set forth in a Lease that is applicable only in the event that the tenant exercises any option to extend or renew the Lease or expand its demised premises, or (B) with respect to and to the extent of any Lease that is signed after the date of this Agreement and approved by Purchaser). If any Leasing Costs which Seller is obligated to pay pursuant to the provisions of this Section 5.5 have not been paid on or prior to the Closing, Purchaser shall be entitled to a credit against the Purchase Price for the amount of such unpaid Leasing Costs. The provisions of this Section 5.5 shall survive the Closing.
               5.6. Seller agrees that it will, at any time and from time to time after the Closing, upon request of Purchaser, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may reasonably be required for the assigning, transferring, granting, assuring and confirming to Purchaser, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Assets or property being sold to Purchaser pursuant to this Agreement, provided that the same do not impose any additional material liability or cost on Seller beyond that provided in this Agreement or any document required to be executed by Seller pursuant to this Agreement. The provisions of this Section 5.6 shall survive the Closing.
          6.   Conditions to Seller's Obligation
               to Close Title.
               6.1. The obligation of Seller to close title under this Agreement is expressly conditioned upon the fulfillment by and as of the Closing of each of the conditions listed below, provided that Seller, at its election, may waive all or any of such conditions in writing:
                    6.1.1 Purchaser shall have paid to Seller or Seller's designee the Purchase Price as provided in Article 3 hereof, less any credits granted to Purchaser and together with other amounts payable by Purchaser to Seller, if any, pursuant to the terms of this Agreement as of such date.
                    6.1.2 Purchaser shall have delivered or caused to be delivered at Closing all of the documents and instruments required by this Agreement to be delivered by Purchaser and shall have taken all other action required of Purchaser under this Agreement in all material respects.
                    6.1.3 All representations and warranties of Purchaser set forth in Section 4.2 shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing as if made on and as of such date.
                    6.1.4 The Merger shall have been consummated in accordance with the Merger Agreement.
          7.   Conditions to Purchaser's
               Obligation to Close Title.

               7.1. The obligation of Purchaser to purchase the Assets under this Agreement and to perform the other covenants and obligations to be performed by it on the Closing is conditioned upon the fulfillment by and as of the Closing of each of the conditions listed below, provided that Purchaser, at its election, may waive all or any of such conditions in writing:
                    7.1.1 Seller shall have delivered or caused to be delivered at Closing all of the documents and instruments to be delivered by Seller pursuant to this Agreement and shall have taken all other action required of Seller under this Agreement in all material respects.
                    7.1.2 The representations and warranties of Seller set forth in Section 4.1 shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing as if made on and as of such date.
                    7.1.3  The Merger shall have been consummated.
                    7.1.4 Seller shall have delivered to Purchaser any estoppel certificate which is delivered by VPT to Seller pursuant to Section 9.1(b)(xii) of the Merger Agreement.
                    7.1.5 The representations and warranties of VPT in Sections 7.1, 7.2, 7.6, 7.8, 7.9, 7.12, 7.13, 7.14, 7.23 and 7.24 of the
Merger Agreement, insofar as such representations and warranties relate to the Assets shall be true and correct as of the Closing, except to the extent that any changes, circumstances or events making such representations and warranties not true or correct would not, individually or in the aggregate, constitute a "Material Adverse Effect". As used in this Agreement the term "Material Adverse Effect" shall mean any negative circumstances, changes or effects, when considered in conjunction with any positive circumstances, changes or effects that have resulted in or are reasonably likely to result in, an aggregate decrease in the value of the Assets, taken as a whole of $2,000,000 or more.
                    7.1.6 Seller shall have delivered to Purchaser a copy of the certificate delivered to Seller under Section 10.3(a) of the Merger Agreement.
                    7.1.7 From the date of this Agreement through the Effective Time and, except as otherwise disclosed in the VPT Disclosure Letter or in the VPT SEC Reports filed prior to the date of this Agreement, since June 30, 1997 there shall not have occurred any change, circumstance or event concerning any of the Assets, excluding, however, any change, circumstance or event concerning VPT or any VPT Subsidiary, that has had or could be reasonably likely to have a Material Adverse Effect and Seller shall deliver a copy of the certificate delivered to Seller under Section 10.3(c) of the Merger Agreement to such effect.
                    7.1.8 VPT shall have performed or complied in all material respects with its obligations under Sections 9.1(a)(iii), 9.1(a)(vi), 9.1(a)(vii), 9.1(a)(viii), 9.1(b)(i), 9.1(b)(v), 9.1(b)(x),
9.1(b)(xii) and Section 9.2 of the Merger Agreement insofar as such obligations relate to the Assets and Seller shall have delivered to the Purchaser a copy of the certificate delivered to Seller pursuant to and satisfying the terms of Section 10.3(b) of the Merger Agreement.
                    7.1.9 On the Closing Date, First American Title Insurance Company or any other nationally recognized title insurance company (the "Title Company") shall be unconditionally obligated and prepared, subject to the payment of applicable title insurance premiums and other related charges, to issue an ALTA owner's title insurance policy covering each Property, subject to no exceptions other than (i) exceptions set forth in the pro-forma policies for such Property attached as Section 8.5 to the Buyer Disclosure Letter (but not including any standard or preprinted exceptions other than exceptions for the rights of tenants in possession, as tenants only and matters which would be shown by a current survey) and (ii) exceptions for matters arising after the date appearing on such pro-forma policies (other than liens, encumbrances or other restrictions voluntarily entered into or assented to by VPT or any VPT Subsidiary) which would not have a Material Adverse Effect insuring Purchaser or its designee's title to the Properties. Such policies of title insurance shall also include such endorsements as may be reasonably or customarily requested by buyers of similar properties (specifically excluding zoning endorsements), to the extent such endorsements are available and customarily obtained in the state and jurisdiction in which each Property is located.
                    7.1.10 The litigation entitled Value Property Trust v. Zim Company shall have been dismissed with prejudice.
                    7.1.11  If any of the foregoing conditions of this
Article 7 have not been fully satisfied by Seller on or before the Closing as to any one of the Properties, but all other conditions of this Article 7 have been satisfied or waived by Purchaser, Purchaser shall have the option, in its sole discretion, to close on all the Properties (except the one or more Properties for which conditions have not been satisfied or waived) with a reduction of the Purchase Price based on the amount or amounts allocated to such Property in accordance with Exhibit A-3.
          8.   Damage or Destruction by Fire
               or Other Casualty; Condemnation.

               8.1. Except as otherwise provided in Section 7.1.5 or Section 7.1.7, if all or any portion of any Property is damaged or destroyed by fire or other casualty or is taken in condemnation or by eminent domain, such occurrence shall not result in a reduction in the Purchase Price or limit Seller's or Purchaser's obligation to close title hereunder.
               8.2. In the event of any casualty prior to Closing, Seller shall cause the appropriate party to assign, transfer and convey to Purchaser all of such party's right, title and interest in and to any insurance proceeds (and insurance policies to the extent necessary to enforce its rights to proceeds), including proceeds, if any, of insurance covering loss of rental income (but only to the extent of the proceeds thereof attributable to rents accruing subsequent to the Closing), that may be paid or payable to such party for the portion of the Improvements so damaged or destroyed free and clear of any liens, claims or security interests of third parties and shall pay to Purchaser at Closing the amount of any deductible under such party's casualty insurance coverage. If all or any portion of such insurance proceeds has already been received which would otherwise be due to Purchaser hereunder, then the amount so received which would otherwise be due to Purchaser hereunder (less the reasonable costs of collection, if any), shall be paid or allowed to Purchaser at the Closing, without interest.
               8.3. In the event of any taking in or in lieu of condemnation or by eminent domain prior to Closing, Seller shall cause the appropriate party to assign, transfer and convey to Purchaser all of its right, title and interest in and to any and all awards payable as the result of such taking, free and clear of any liens, claims or security interests of third parties. If all or any portion of such award has already been received by Seller or such party, then the amount so received (net of costs of collection, if any) shall be paid or allowed to Purchaser at the Closing, without interest.
          9.   Successors and Assigns.

               9.1. This Agreement shall be binding upon and shall inure to the benefit of Seller and Purchaser and their respective successors and assigns; provided, that Purchaser shall not assign this Agreement or its rights hereunder at any time prior to the Closing without first obtaining the prior consent of Seller. Purchaser shall have the right to designate by written notice to Seller at least (3) days prior to the Closing that the grantee under the deeds of conveyance and the party receiving the benefit of all bills of sale, assignments and transfer documents and the party executing and delivering on the Closing all documents as Purchaser be such entity that is so designated by Purchaser (the "Transferee"). Purchaser shall have the right from and after the Closing to assign this Agreement and its rights hereunder to such Transferee, and if such Transferee assumes all of the obligations of Purchaser under this Agreement pursuant to an instrument of assumption which shall be in form and substance reasonably satisfactory to Seller, Purchaser shall be relieved of all liabilities and obligations under this Agreement.
          10.  Notices.
               10.1. All elections, notices and other communications (collectively, "Notices") to be given hereunder by either party to the other shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service) hand delivery or certified or registered mail (return receipt requested) addressed as follows:
          If to Seller:

               Wellsford Real Properties, Inc.
               610 Fifth Avenue
               New York, New York  10020
               Attn.:  Mr. Gregory Hughes
               Tel.: (212) 333-2316
               Fax:  (212) 333-2323

          with a copy to:

               Robinson Silverman Pearce Aronsohn & Berman LLP
               1290 Avenue of the Americas
               New York, New York  10104
               Attn.:  Alan S. Pearce
               Tel.:  (212) 541-2000
               Fax:   (212) 541-4630

          If to Purchaser:

               Whitehall Street Real Estate Limited
                 Partnership VII
               85 Broad Street
               New York, New York  10004
               Attn.:  Mr. Michael Klinger
               Tel.:  (212) 902-1868
               Fax:  (212) 357-5505

          with a copy to:

               Arent Fox Kintner Plotkin & Kahn
               1050 Connecticut Avenue, N.W.
               Washington, D.C. 20036-5339
               Attn.: Mark M. Katz, Esq.
               Tel.: (202) 857-6260
               Fax:  (202) 857-6395

               10.2. Seller shall promptly deliver or cause to be delivered to Purchaser a copy of any notices or other communications which Seller receives from VPT or any VPT Party under the Merger Agreement to the extent that such notices or other communications relate to a Property or the Properties.
          11.  Payment of Expenses.
          Purchaser shall pay at the Closing all real property transfer taxes payable by reason of the delivery of the Deeds, and the Lease Assignments. Purchaser shall pay at the Closing all other recording and filing fees and charges, and all title insurance charges pertaining to the Properties.
Seller and Purchaser agree that no part of the Purchase Price hereunder will be deemed paid by Purchaser for the Personal Property transferred hereunder. If, however, any part of the Purchase Price is deemed by any governmental or administrative body to have been paid for such Personal Property, Purchaser will be solely responsible for the sales tax (if any) payable in connection therewith and will indemnify Seller therefor and against any claim, liability or damage resulting from any obligations arising from Purchaser's failure to pay the amount of any such sales tax. Each party shall pay the fees and disbursements of its own counsel. The provisions of this Article shall survive the Closing.
          12. Access. Seller shall use commercially reasonable efforts to give Purchaser, and its agents, representatives, employees and designees, at Purchaser's expense, access to the books, records, files, financial reports, plans and specifications that are made available to Seller under Section 9.1(a)(v) of the Merger Agreement that relate to any of the Properties during normal business hours and after reasonable prior notice for the purpose of reviewing the same in preparation of the Closing. Purchaser shall have no right to conduct any tests or otherwise conduct physical diligence or investigations at any of the Properties after the date of this Agreement; provided, that if VPT consents, Buyer shall have the right, subject to such conditions as may be imposed by VPT, to inspect the Properties.
          13.  Gender and Number.
          Wherever the context so requires, references herein to the neuter gender shall include the masculine and/or feminine gender, and the singular number shall include the plural.
          14.  Entire Agreement.
          This Agreement, its Exhibits and the instruments referred to herein embody the entire agreement and understanding between the parties relating to the subject matter hereof and may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.
          15.  Captions.
          The captions in this Agreement are for convenience only and are not to be deemed part of this Agreement.
          16.  Governing Law.
          This Agreement is made pursuant to, and shall be governed by, the laws of the State of New York.
          17. Counterparts. This Agreement may be executed and delivered in counterpart copies, all of which together will constitute one executed original agreement.
          18. Exculpation. Purchaser acknowledges that Seller is not the present owner of any of the Properties and may not have knowledge of any matter or thing as it pertains to the Properties. Purchaser agrees that Seller is not liable in any manner for any express or implied warranties or guaranties pertaining to the Assets, their physical condition, existence of hazardous materials, size, zoning, expenses or operation thereof. Purchaser also acknowledges that Seller is not liable for any statements or representations made to Purchaser regarding any Property or the Assets (specifically including, without limitation, the Federal "CERCLA", "RCRA" and "SARA" acts). Seller shall have no liability whatsoever by reason of any condition of any Property or, except as otherwise provided in this Agreement, failure of Purchaser to obtain any document or thing pertaining to a Property. Upon payment of the Purchase Price by Purchaser to Seller, Seller and Purchaser shall be deemed to have fully complied with all of their respective obligations under this Agreement and Seller and Purchaser shall thereafter have no liability to Purchaser except with respect to those provisions of this Agreement and the Exhibits hereto which are expressly stated to survive.
          19. Limitations on Liability. In the event of any breach or default by Seller or Purchaser under this Agreement, neither Seller nor Purchaser, as the case may be, shall be liable for consequential or punitive damages.
          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                               SELLER:

                               WELLSFORD REAL PROPERTIES, INC.


                               By:/s/ Gregory F. Hughes
                                  ____________________________
                                  Name:  Gregory F. Hughes
                                  Title: Chief Financial Officer


                               WELLSFORD CAPITAL CORPORATION


                               By:/s/ Gregory F. Hughes
                                  __________________________
                                  Name:  Gregory F. Hughes
                                  Title: Chief Financial Officer


                               PURCHASER:

                               WHITEHALL STREET REAL ESTATE
                               LIMITED PARTNERSHIP VII

                               By:  WH ADVISORS, L.P., VII,
                                    its General Partner

                                    By:  WH ADVISORS, INC. VII,
                                         its General Partner


                                        By:/s/ Michael Klingher
                                           ______________________
                                           Name:  Michael Klingher
                                           Title: Vice President

                              EXHIBITS OMITTED

Exhibit A-1  --  The Properties

Exhibit A-2  --  Ground Leases

Exhibit A-3  --  Allocation Schedule

Exhibit B    --  Assignment and Assumption of Ground
                 Leases

Exhibit C    --  Bill of Sale

Exhibit D    --  Assignment of Contracts, Intangible
                 Personal Property and Utility Deposits

Exhibit E    --  Assignment and Assumption of Leases

Exhibit F    --  Form of Termination Letter

Exhibit G    --  Assignment of BPC Litigation


          Wellsford Real Properties, Inc. agrees to supplementally furnish such omitted exhibits to the Securities and Exchange Commission upon request.